EXHIBIT 99.1

Fidelity National Financial, Inc. Announces Formation of Board of Directors for
Fidelity National Title Group, Inc.
Jacksonville, Fla. — (July 27, 2005) — Fidelity National Financial, Inc. (NYSE:FNF), a Fortune 500 provider of products and outsourced services and solutions to financial institutions and the real estate industry, today announced that it has formed a Board of Directors for Fidelity National Title Group (“FNT”) that will be effective upon the distribution of the stock of FNT.
     Current FNF Chairman and Chief Executive Officer Bill Foley will also be Chairman of the FNT Board of Directors. Current FNF board members Willie Davis, John Farrell, Phil Heasley, Bill Imparato, Don Koll, General William Lyon and Frank Willey will transition from their roles as directors of FNF and become solely directors of FNT.
     Current FNF board members Terry Christensen, Tom Hagerty, Ron Lane and Cary Thompson will remain directors of FNF. Additionally, Doug Ammerman has been named a director of FNF. Mr. Ammerman is a retired KPMG partner.
     “The formation of this board sets the stage for FNF to truly operate as a holding company,” said Chairman and Chief Executive Officer William P.Foley, II . “FNF will initially have majority ownership positions in Fidelity National Title Group and Fidelity National Information Services and 100% ownership of our specialty insurance business. As a holding company, FNF will have the flexibility to make investments in other lines of business that it feels will allow it to best achieve its ultimate goal of maximizing FNF shareholder value. Attainment of that goal may involve investments in businesses that are not directly tied to or synergistic with our existing title, financial processing and specialty insurance lines of business.”
     Fidelity National Financial, Inc., number 261 on the Fortune 500, is a provider of products and outsourced services and solutions to financial institutions and the real estate industry. FNF had total revenue of nearly $8.3 billion and earned more than $740 million in 2004, with cash flow from operations of nearly $1.2 billion for that same period. FNF is the nation’s largest title insurance company, with nearly 31 percent national market share, and is also a provider of other specialty insurance products, including flood insurance, homeowners insurance and home warranty insurance. Through its majority-owned subsidiary Fidelity National Information Services, Inc. (“FIS”), the Company is a leading provider of technology solutions, processing services and information services to the financial services and real estate industries. FIS’ software processes nearly 50 percent of all U. S. residential mortgages, it has processing and technology relationships with 45 of the top 50 U.S. banks and more than 2,800 small and mid-sized U.S. financial institutions and it has clients in more than 50 countries who rely on its processing and outsourcing products and services. FIS also provides customized business process outsourcing related to aspects of the origination and management of mortgage loans to national lenders and servicers. FIS offers information services, including property data and real estate-related services that are used by lenders, mortgage investors and real estate professionals to complete residential real estate transactions throughout the U.S. More information about the FNF family of companies can be found at www.fnf.com and www.fidelityinfoservices.com.
     This press release contains statements related to future events and expectations and, as such, constitutes forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to be different from those expressed or implied above. The company expressly disclaims any duty to update or revise forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the effect of governmental regulations, the economy, competition and other risks detailed from time to time in the “Management’s Discussion and Analysis” section of the company’s Form 10-K and other reports and filings with the Securities and Exchange Commission.
SOURCE: Fidelity National Financial, Inc.
CONTACT: Daniel Kennedy Murphy, Senior Vice President, Finance and Investor Relations,
904-854-8120, dkmurphy@fnf.com